EXHIBIT 99.1

Sunterra Corporation Announces Sale Of Loans

LAS VEGAS, Nov. 3, 2005 (PRIMEZONE) -- Sunterra Corporation (Nasdaq:SNRR) announced today that it sold a $35 million portfolio of consumer receivables to Merrill Lynch Mortgage Lending, Inc. The transaction, which closed on October 31, 2005, resulted in a gain of approximately $3 million for Sunterra.

Steve West, Sunterra's Chief Financial Officer, said, "We've been looking for a more efficient way to monetize our mortgage portfolio and this transaction underscores the increasing liquidity and value of our receivables. It's also a validation of the strength of Sunterra's underwriting process and servicing capability."

Under the terms of the agreement, Merrill paid $36.1 million in cash for a portfolio of $35 million of receivables secured by Vacation Interests at Sunterra properties. The sale was on a non-recourse basis and Sunterra retained the right to service the receivables sold.

The pool of 5,250 receivables has a weighted-average seasoning of approximately 4 years and a weighted-average interest rate of 14.6 percent. Approximately 4,200 receivables representing $24 million of the receivables sold, were either originated by Epic Resort Group and subsequently purchased by Sunterra, or were included in Sunterra's former off-balance sheet pools repurchased by the company in fiscal 2005.

Sunterra is one of the world's largest vacation ownership companies with more than 300,000 owner families and nearly 100 branded or affiliated vacation ownership resorts throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico. Sunterra news releases, as well as additional news and information on the company, can be found at www.sunterra.com.

Statements about future results and plans made in this release and the statements attached hereto constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The company cautions that these statements are not guarantees of future performance, and involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ.

We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:
Sunterra Corporation
Investors;
Bryan Coy
702-304-7005
investorrelations@sunterra.com